UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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HAVERTY FURNITURE COMPANIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HAVERTY FURNITURE COMPANIES, INC.

780 Johnson Ferry Road, Suite 800

Atlanta, Georgia 30342

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 11, 2007

Dear Fellow Stockholder:

The Annual Meeting of the Stockholders of Haverty Furniture Companies, Inc. will be held at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland on Friday, May 11, 2007, at 10:00 a.m. for the following purposes:

1.	Holders of Class A Common Stock to elect eight Directors.
2.	Holders of Common Stock to elect three Directors.
3.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 12, 2007, are entitled to notice of, and to vote at, this meeting.

By Order of the Board of Directors

Jenny Hill Parker

Vice President,

Secretary and Treasurer

Atlanta, Georgia

April 5, 2007

WE URGE EACH STOCKHOLDER TO PROMPTLY

VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE.

PLEASE FOLLOW THE DIRECTIONS ON YOUR PROXY CARD CAREFULLY.

HAVERTY FURNITURE COMPANIES, INC.

780 Johnson Ferry Road, Suite 800

Atlanta, Georgia 30342

Annual Meeting of Stockholders

PROXY STATEMENT

Our Board of Directors is furnishing you this Proxy Statement to solicit proxies on its behalf at the 2006 Annual Meeting of Stockholders (“Annual Meeting”) of Haverty Furniture Companies, Inc. (“we,” the “Company” or “Havertys”). The meeting will be held on May 11, 2007, at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland, beginning promptly at 10:00 a.m. local time. This Proxy Statement and the accompanying proxy are first being mailed to our stockholders on or about April 5, 2007.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote?

Stockholders on March 12, 2007 of Common Stock or Class A Common Stock are entitled to vote. The owners of Common Stock are entitled to one vote for each share held on all stockholder matters. The owners of Class A Common Stock are entitled to ten votes for each share held on all stockholder matters except for the election of directors, in which they are entitled to one vote per share on all stockholder matters.

As of March 12, 2007, we had 18,496,053 shares of $1.00 par value Common Stock and 4,193,721 shares of $1.00 par value Class A Common Stock outstanding. In order for us to conduct our meeting, a majority of our outstanding shares of the combined classes of common stock as of March 12, 2007, must be present in person or by proxy at the meeting. This is referred to as a quorum.

What am I voting on?

You will be voting on the election of directors and any other matter that properly comes before the meeting. At the time we printed this Proxy Statement, we were not aware of any other matters that will be presented at the meeting.

Why are there two groups of Directors?

The owners of Common Stock and Class A Common Stock vote as separate classes in the election of directors. The owners of Common Stock are entitled to elect 25% of the members of the Board, or the nearest higher whole number that is at least 25% of the total number of directors standing for election. The owners of Class A Common Stock are entitled to elect the remaining number of directors standing for election.

What is the difference between a stockholder “of record” and a stockholder who holds stock in “street name”?

If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name and you are the beneficial owner.

How do I vote before the meeting?

You have three voting options:

•	Over the Internet, which we encourage if you have Internet access, by following the directions shown on your proxy card;
•	By telephone through the number shown on your proxy card; or
•	By mail by completing, signing and returning the enclosed proxy card.

If you hold your shares in street name, whether you can vote by telephone or over the Internet depends on the bank’s or broker’s voting processes. Please follow the directions on your proxy card carefully.

Can I vote at the meeting?

You may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting. You may  do  this  by (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Time on May 10, 2006, or (3) voting again at the meeting.

What is a proxy?

It is your legal designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you sign the proxy card, you appoint Dennis L. Fink and Jenny Hill Parker as your representatives at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, which may be reached at 1-800-568-3476.

Will my shares be voted if I do not provide my proxy?

If you hold your shares as stockholder of record, they will not be voted if you do not provide a proxy. Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm even if you do not instruct the firm to vote the shares on your behalf. Brokerage firms currently have the authority under the New York Stock Exchange Rules to vote customers’ unvoted shares on certain “routine” matters, including the election of directors. These “broker non-votes” are counted for purposes of establishing a quorum and in the election of directors. Any other matters brought before the meeting will not be considered “routine,” and as a result brokers do not have discretionary voting and these shares will not be considered.

How are votes counted?

Votes are counted in accordance with Havertys’ By-laws and Maryland law. An abstention to a proposal is not considered a vote cast under Maryland law and, therefore, will have no effect on the outcome of the vote for any matter. If a stockholder returns a signed proxy card but does not indicate how his or her shares are to be voted, the shares covered by the proxy card will be counted as a vote “For” the election of directors. Shares will not be voted at the Annual Meeting if the proxy card has been returned but not signed.

How many votes are needed to elect directors?

The nominees receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Shares not voted will have no impact on the election of directors. Unless a properly executed proxy card is marked “Withhold Authority,” the proxy given will be voted “For” the nominees for director recommended by the Board and listed in this Proxy Statement.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting. We do not know of any other business to be considered at the Annual Meeting. The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record. As noted above, “broker non-votes” will not be voted on any such matters.

Are votes confidential?

We will continue our long-standing practice of holding the votes of all stockholders in confidence except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote.

Who will count the votes?

Automatic Data Processing (“ADP”), an independent tabulator, will count the votes.

Who is paying for this solicitation?

We are paying the costs of the proxy solicitation. These costs include charges of brokers, banks, fiduciaries, and custodians for forwarding proxy materials to their principals and obtaining their proxies. Additionally, some of our directors, officers, or employees may solicit proxies by mail, telephone, or personal contact. None of these solicitors will receive any additional or special compensation for doing this.

Can I access future Annual Meeting materials through the Internet rather than receiving them by mail?

Yes. If you vote via the Internet, you can also sign up for electronic delivery of future proxy materials. Just follow the instructions that appear after you finish voting at www.proxyvote.com. You will receive an email next year notifying you of the website containing the 2007 Annual Report and the Proxy Statement for the 2008 Annual Meeting.

If I want to submit a stockholder proposal for the 2008 Annual Meeting when is it due?

A stockholder desiring to submit a proposal for inclusion in Havertys’ Proxy Statement for the 2008 Annual Meeting must deliver the proposal so that it is received by Havertys no later than December 7, 2007. You must submit your proposal in writing to the Secretary of the Company at 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. Only proposals meeting the requirements of applicable SEC rules will be considered for inclusion in Havertys’ Proxy Statement.

How can I obtain a copy of the Annual Report?

A copy of Havertys’ 2006 Annual Report is being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. If you did not receive a copy of the Annual Report, you may obtain one free of charge by writing to Stockholder Relations, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. These documents and other information may also be accessed from Havertys’ website at www.havertys.com.

ELECTION OF DIRECTORS

(Proposals 1 and 2)

General

Eleven directors are to be elected at the 2007 Annual Meeting to hold office until the 2008 Annual Meeting and until their successors are elected and qualified. Our charter provides that our Board of Directors be elected by stockholders of each of the two classes of stock, voting separately by class. At this Annual Meeting, three directors will be elected by the holders of Common Stock and eight will be elected by the holders of Class A Common Stock.

The nominees for election at the 2007 Annual Meeting were recommended and approved for nomination by the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board. The election of Havertys’ directors requires a plurality of votes cast at the meeting by the holders of the respective classes of common stock. We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, it is intended that the proxies will vote for the election of another nominee to be designated by the Governance Committee and the Board of Directors.

The following sets forth for each nominee his or her age and a brief description of his or her principal occupation and business experience during the last five years. They are all currently Havertys directors.

NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

CLARENCE H. RIDLEY	Director since 1979 Age 64

Mr. Ridley has served as Chairman of the Board of Havertys since January 2001. From 1996 to 2001, he served as Vice Chairman of Havertys. Mr. Ridley was a Partner at the law firm of King & Spalding from 1977 to 2000. He is also a director of Crawford & Company and a trustee of STI Classic Funds and STI Classic Variable Trust. Mr. Ridley is a member of the Board of Directors of the High Museum of Art, the Board of Trustees of St. Joseph’s Health System and the Board of Councilors of the Carter Center. He currently serves as chairman of Havertys’ Executive Committee.

JOHN T. GLOVER	Director since 1996 Age 60

Mr. Glover has served as the Managing Partner of J&SG Investments, LLP, a private investment firm, since February 1994. From March 2000 to February 2003, he was Vice Chairman of Post Properties, Inc., a real estate investment trust that develops and operates upscale multifamily apartment communities. Mr. Glover is a trustee of Emory University and a director of Emory Healthcare, Inc. He currently serves as chairman of Havertys’ Audit Committee.

RAWSON HAVERTY, JR.	Director since 1992 Age 50

Mr. Haverty has served as Senior Vice President, Real Estate and Development for the Company since 1998 and has over 20 years of experience with the Company. Mr. Haverty is a member of the Board of Directors of the High Museum of Art and the Center for Ethics of Emory University.

L. PHILLIP HUMANN	Director since 1992 Age 61

Mr. Humann has been Chairman of the Board of SunTrust Banks, Inc., a multi-bank holding company, since March 1998. He also served as Chief Executive Officer of SunTrust Banks, Inc. from March 1998 to January 2007 and as President from March 1998 to December 2004. Mr. Humann is a director of Coca-Cola Enterprises Inc. and Equifax, Inc. He currently serves on Havertys’ Executive Committee and Compensation Committee.

MYLLE H. MANGUM	Director since 1999 Age 58

Ms. Mangum has served as Chief Executive Officer of IBT Enterprises, LLC, a provider of design, construction and consulting services for the retail banking industry since October 2003. She was formerly the Chief Executive Officer of True Marketing Services, focusing on consolidating marketing services companies. From 1999 to 2002, she was Chief Executive Officer of MMS Incentives, Inc., a private equity company concentrating on high-tech marketing solutions. Ms. Mangum is a director of Barnes Group, Inc., Matria Healthcare, Payless ShoeSource, Inc., Respironics, Inc. and Emageon Inc. Ms. Mangum currently serves as chairman of Havertys’ Compensation Committee and as a member of the Executive Committee.

FRANK S. MCGAUGHEY, III	Director since 1995 Age 58

Mr. McGaughey has served as a partner in the law firm of Powell Goldstein LLP since 1980. Mr. McGaughey is a trustee of the Woodruff Arts Center and chairman of the Sara Giles Moore Foundation. He currently serves as chairman of Havertys’ Governance Committee and as a member of the Executive Committee.

CLARENCE H. SMITH	Director since 1989 Age 56

Mr. Smith has served as President and Chief Executive Officer of Havertys since January 2003. He served as President and Chief Operating Officer of the Company from May 2002 until he assumed the position of Chief Executive Officer in January 2003. Mr. Smith was named Chief Operating Officer of Havertys in May 2000 and served as Senior Vice President, General Manager, Stores, from 1996 to 2000. Mr. Smith is a director of Oxford Industries, Inc. and a trustee of Marist School. He currently serves on Havertys’ Executive Committee.

AL TRUJILLO	Director since 2003 Age 47

Mr. Trujillo has served as President and Chief Executive Officer of Recall Corporation, a global information management company, since February 2002. Recall Corporation is a subsidiary of Brambles Industries, Ltd. located in Sydney, Australia. Prior to his current position he was President of Recall Americas, a division of Recall Corporation. Mr. Trujillo is an Advisory Board Member of the College of Engineering at Georgia Tech Institute of Technology. He currently serves on Havertys’ Governance Committee.

NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

TERENCE F. MCGUIRK	Director since 2002 Age 55

Mr. McGuirk has served as Vice Chairman of Turner Broadcasting System, Inc., a subsidiary of Time Warner Inc. since April 2001. In addition, he has served as Chairman and President of the Atlanta Braves baseball organization since 2001. From 1996 to 2001, Mr. McGuirk was Chairman and Chief Executive Officer of Turner Broadcasting System, Inc. Mr. McGuirk is a director of The Sea Island Company and a trustee of Piedmont Hospital Medical Center and The Westminster Schools. He currently serves on Havertys’ Compensation Committee.

VICKI R. PALMER	Director since 2001 Age 53

Ms. Palmer has served as Executive Vice President, Financial Services and Administration for Coca-Cola Enterprises Inc., a bottler of soft drink products, since January 2004. From December 1999 to January 2004 she served as Senior Vice President, Treasurer and Special Assistant to the CEO of Coca-Cola Enterprises Inc. Ms. Palmer is a director of First Horizon National Corporation and is a trustee of Spelman College and Woodward Academy. She currently serves on Havertys’ Audit Committee and Governance Committee.

FRED L. SCHUERMANN	Director since 2001 Age 61

Mr. Schuermann was President and Chief Executive Officer of Ladd Furniture from 1996 until he retired in 2001. He was Chairman of Ladd Furniture, Inc. from 1998 until its acquisition by La-Z-Boy, Inc. in January 2000. He currently serves on Havertys’ Governance Committee and Audit Committee.

Clarence H. Ridley, Clarence H. Smith and Rawson Haverty, Jr. are first cousins and are officers of the Company.

INFORMATION ABOUT THE GOVERNANCE OF OUR COMPANY

Board Committees and Related Matters

Havertys’ business is managed under the direction and oversight of its Board of Directors. The Board appoints our Chairman and Chief Executive Officer and our senior management team who are responsible for the day-to-day conduct of Havertys’ business. The primary responsibility of the Board is to review and regularly monitor the effectiveness of Havertys’ fundamental operating, business plans, policies and decisions.

The Board of Directors conducts its business through meetings of the Board and the following standing committees: an Executive Committee, an Audit Committee, an Executive Compensation and Employee Benefits Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “Governance Committee”).

Additional information including the charters of each of these committees can be viewed on our website: www.havertys.com (About Us, Corporate Governance, Board Committee Charters). Copies of the charters are available free of charge to any stockholder requesting them by contacting the Corporate Secretary, 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342.

Executive Committee

The Executive Committee exercises all the powers of the Board in the management of the current and ordinary business of Havertys during the intervals between the meetings of the Board as conferred by Havertys’ By-Laws and as governed by law. The Executive Committee met once during 2006.

Members:	Clarence H. Ridley, Chairman	L. Phillip Humann
	Mylle H. Mangum	Frank S. McGaughey, III
Clarence H. Smith

Audit Committee

The Audit Committee’s primary function is to represent and assist the Board in fulfilling its oversight responsibility relating to the quality and integrity of our annual and interim external consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, the internal audit function, the annual independent audit of our financial statements and other matters the Board deems appropriate. The Board has determined that each member of the Audit Committee meets the independence requirements of the New York Stock Exchange (“NYSE”) where our stock is listed and Havertys’ Corporate Governance Principles. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements and the Board has determined that each Audit Committee member is an “audit committee financial expert” and independent under Securities and Exchange Commission (“SEC”) regulations. The Audit Committee met six times during 2006. The Audit Committee’s report is on page 14.

Members:	John T. Glover, Chairman	Vicki R. Palmer
Fred L. Schuermann

Compensation Committee

The Compensation Committee provides assistance to the Board in the areas of Havertys’ compensation philosophy, including succession planning for and evaluating the performance and approving the compensation and benefits of the Chairman of the Board, Chief Executive Officer and other executive officers. The Compensation Committee also has the responsibility for recommending, reviewing and administering Havertys’ equity based incentive compensation plans and other benefit plans. The Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE and Havertys’ Corporate Governance Principles. The Compensation Committee met five times during 2006. The

Compensation Discussion and Analysis begins on page 16 and the Compensation Committee Report is on page 25.

Members:	Mylle H. Mangum, Chairman	L. Phillip Humann
Terence F. McGuirk

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. There are no relationships required to be disclosed under this caption.

Governance Committee

The Governance Committee has the primary responsibility for considering and making recommendations concerning the composition and structure of the Board, establishing policies relating to the recruitment of board members, director compensation and reviewing and recommending corporate governance policies and issues. Each member of the Governance Committee meets the independence requirements of the NYSE and Havertys’ Corporate Governance Principles. The Governance Committee met once during 2006.

Members:	Frank S. McGaughey, III, Chairman	Vicki R. Palmer
	Fred L. Schuermann	Al Trujillo

Director Compensation

Retainer fees were paid to directors in 2006 in accordance with the Director Compensation Plan approved by stockholders in May 2006. The Plan provides that two-thirds of the annual retainer be paid in shares of Havertys Common Stock and the remaining one-third may, at the election of the director, be paid in cash or shares of Havertys Common Stock. Retainer fees for 2006 were paid on May 16 and November 1. The Governance Committee annually reviews the fees paid to directors. In 2006 the retainer fees paid to non-employee directors was $45,000 of which $30,000 must be paid in shares of Havertys’ Common Stock. The retainer fee for employee directors was $3,000 of which $2,000 must be paid in shares of Havertys’ Common Stock. Non-employee directors also receive $1,250 for each Board meeting or Committee meeting attended. Employee directors receive no compensation for attending Board or Committee meetings. The 2006 annual fees for service for the committee chairs were: $10,000 to Mr. Glover as chair of the Audit Committee, $7,500 to Ms. Mangum as chair of the Executive Compensation Committee and $5,000 to Mr. McGaughey as chair of the Governance Committee. Director compensation in 2007 will remain the same as in 2006 except concerning employee directors who will no longer receive compensation for serving on the Board.

Havertys maintains a Directors’ Deferred Compensation Plan (“Deferred Plan”) that permits all directors to defer to a future date receipt of payment of retainer fees and/or meeting fees which would otherwise be paid in cash or in shares of Common Stock for their services. Under the Deferred Plan, such deferred fees, plus accrued interest (at a rate determined annually in accordance with the Deferred Plan which is not above-market), shall be distributed in the future to a director in one lump sum or in no more than ten equal annual installments, or in accordance with the terms of the Deferred Plan. Five Directors participated in the Deferred Plan in 2006 and five directors will participate in 2007. Directors are also reimbursed for transportation and other expenses actually incurred in attending Board and Committee meetings. There were no equity awards made during 2006 to Directors under the Company’s 2004 Long-Term Incentive Plan. The Company does not provide any pension or other benefits to its directors.

The table below sets forth the compensation expensed by the Company for payment to directors for the year ended December 31, 2006.

		Stock Compensation
Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)(3)	Stock Awards ($)(4)	Total Stock Compensation	Total ($)

Clarence H. Ridley(1)	$1,167	$1,833	$—	$1,833	$3,000
John T. Glover	37,500	25,000	8,160	33,160	70,660
Ben M. Haverty (2)	5,000	5,000	—	5,000	10,000
Rawson Haverty, Jr.(1)	1,167	1,833	—	1,833	3,000
L. Phillip Humann	11,250	40,000	8,160	48,160	59,410
Mylle H. Mangum	33,250	25,000	8,160	33,160	66,410
Frank S. McGaughey, III	27,500	25,000	8,160	33,160	60,660
Terrence F. McGuirk	25,000	25,000	8,160	33,160	58,160
Vicki R. Palmer	27,500	25,000	8,160	33,160	60,660
Fred L. Schuermann	28,750	25,000	8,160	33,160	61,910
Clarence H. Smith(1)	—	3,000	—	3,000	3,000
Al Trujillo	6,250	40,000	8,160	48,160	54,410

(1) See Summary Compensation Table for additional disclosure related to Clarence H. Ridley, Clarence H. Smith and Rawson Haverty, Jr. who are also Executive Officers of Havertys.

(2) Ben Haverty resigned from the Board of Directors in February 2006.

(3) The amounts in the table reflect a pro-rata portion of expense of the retainer fee detailed above based on the 2006 Directors Compensation and a portion of the 2005 annual retainer. The directors’ retainer fee for 2005 was $30,000 for non-employee directors and $3,000 for employee directors which was paid one-half in cash and one-half in stock with elections by Messrs. Humann, Smith and Trujillo for payment of their retainer fees in all stock.

(4) Stock awards of 1,000 were granted to non-employee directors on October 31, 2005 under the Company’s 2004 Long-Term Incentive Plan. The shares vested over six months and had a grant price of $12.24. The amounts included in the Stock Awards column are the amounts of compensation cost recognized by the Company in 2006 related to these awards, as described in Statement of Financial Accounting Standards No. 123(R). The value of the grants are determined by the price of the Company’s stock on the grant date.

Attendance

In 2006, the Board held four meetings and Committees of the Board held a total of 13 meetings. Each director attended more than 88% of the aggregate number of all meetings of the Board and committees on which he or she served during 2006.

Corporate Governance

Director Independence.    The listing requirements of the New York Stock Exchange (“NYSE”) require that a majority of the members of a listed company’s board of directors must be independent. The question of independence is to be determined by the board with respect to every director, in line with the rules of the NYSE. Based upon the NYSE rules, our Board has determined a majority of its current members are “independent.”

The NYSE rules also require that certain of our committees be composed entirely of independent directors. Our committees covered by this requirement are the Audit Committee, the Governance Committee, and the Compensation Committee. Our board has determined that all current members of the Audit Committee, the Governance Committee, and the Compensation Committee are independent under the NYSE rules.

The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with Havertys or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any financial relationships that may exist with a director or a related interest.

Generally, borrowing relationships with directors and their affiliates are considered immaterial and will not impair independence so long as the terms of the relationship are similar to other comparable borrowers. In other words, normal, arms-length credit relationships entered into in the ordinary course of business do not negate director independence. A director who is an executive officer of a company that makes payments to or receives payments from Havertys for property or services in an amount which, in any fiscal year, is greater than 2% of such director’s company’s consolidated gross revenues will not be considered independent.

The following directors have been deemed by the Board to be independent after applying the guidelines set forth above: Mmes. Mangum and Palmer and Messrs. Glover, Humann, McGuirk, McGaughey, Schuermann and Trujillo.

Director Nominations. The Governance Committee has the responsibility of reviewing qualifications of the candidates for Board membership in accordance with procedures established by Havertys’ Corporate Governance Principles, applicable law and regulations. The Governance Committee will consider recommendations for directors submitted by stockholders. Stockholders should submit their recommendations in writing to the Governance Committee (See, Communications with Directors). The proponent should submit evidence that he or she is a stockholder of Havertys, together with a statement of the proposed nominee’s qualifications to be a director. There is no difference in the manner in which the Governance Committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a stockholder.

In its assessment of each potential candidate, the Governance Committee will review the nominee’s experience, independence, understanding of Havertys’ or other related industries and such other factors as the Governance Committee determines are pertinent in light of the current needs of the Board. Diversity of race, ethnicity, gender and age are factors considered in evaluating nominees for Board membership. The Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party search firm. In identifying and considering candidates for nomination to the Board of Directors, the Governance Committee considers, in addition to the requirements set out in Havertys’ Corporate Governance Principles and the Governance Committee’s charter, quality of experience, the needs of Havertys and the range of talent and experience represented on the Board. The Governance Committee sometimes uses the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director.

Corporate Governance Principles. Our Corporate Governance Principles, together with the Board committee charters, provide the framework for the effective corporate governance of Havertys. The Board of Directors adopted these guidelines to address certain governance matters including the role of the Board, qualifications and responsibilities of directors, director compensation, management succession and director education. These governance principles are designed to maximize long-term stockholder value and promote the highest ethical conduct among Havertys’ directors and employees. A copy of the Corporate Governance Principles is available on our website at www.havertys.com.

Executive Sessions of Independent Directors. The Board of Directors has a policy of scheduling an executive session of the independent directors as part of every regularly scheduled quarterly meeting of the Board. Mr. McGaughey, as chairman of the Governance Committee, has been requested by the independent directors to preside over these sessions and to convey to management any issues of concern.

Code of Business Conduct and Ethics. All of our directors and employees, including our Chairman of the Board, Chief Executive Officer and other senior executives, are required to comply with our Code of Business Conduct and Ethics (the “Code”) to help ensure that our business is conducted in accordance with the highest standards of ethical behavior. Havertys’ continued growth and profitability are linked to our ability to make decisions that are consistent with our traditional business values and ethical principles. The Code is published on our website at www.havertys.com.

Communications with Directors. Stockholders and other interested parties may communicate with any director, committee member or the Board by writing to the following address: Board of Directors, c/o Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board to review and promptly forward all correspondence (except advertising material and ordinary business matters) to the relevant director, committee member or the full Board, as indicated in the correspondence. A copy of the Directors Communication Policy is available on our website at www.havertys.com.

Board Committee Charters. The charters for each of the standing committees of the Board as well as our Corporate Governance Guidelines, Director Communication Policy and Code of Business Conduct and Ethics may be accessed through our website at www.havertys.com. Additionally, copies may be requested in writing by submitting the request to Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road N.E., Suite 800, Atlanta, Georgia 30342.

Board and Committee Evaluation. During 2006 and 2007, the Board of Directors and each Board Committee participated in self-evaluation and assessment processes in order to improve the efficiency and effectiveness of the Board and each committee.

Mandatory Retirement. Our independent directors are subject to a mandatory retirement age and cannot stand for re-election in the calendar year following their 72nd birthday. The Board of Directors may ask a director to continue service beyond age 72 under certain circumstances upon review by the Governance Committee.

Directors’ Attendance at Annual Stockholders’ Meetings. Havertys does not have a policy regarding director attendance at the Annual Meeting. Historically, this meeting is held in Maryland, the state of Havertys’ incorporation, and typically is a very brief meeting conducted by Havertys’ Corporate Secretary. Generally, no stockholders are in attendance.

Certain Transactions and Relationships

We recognize that transactions between Havertys and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Havertys’ decisions are based on considerations other than the best interest of Havertys and its shareholders. Therefore, as a general matter and in accordance with the Corporate Governance Principles and Havertys Code of Business Conduct and Ethics it is Havertys’ preference to avoid such transactions. Nevertheless, Havertys recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interest of the Company. Under the terms of its Charter, the Governance Committee reviews any transaction in which Havertys is or will be a participant, and in which any of Havertys’ directors or executives had, has or will have a direct or indirect material interest. After its review the Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interest of Havertys.

SunTrust Banks, Inc. (“SunTrust”) engaged in ordinary course of business banking transactions with us in 2006, and provided investment, trust and transfer agent services on terms comparable to other customers similarly situated. We have unsecured revolving credit facilities with a group of five banks, including

SunTrust. As of December 31, 2006, Havertys’ indebtedness and total amounts committed under the revolving credit facilities totaled $18.0 million, and the greatest such amount during 2006 was $27.3 million. L. Phillip Humann, one of our directors is Chairman of the Board of Directors of SunTrust.

AUDIT COMMITTEE MATTERS

Audit Committee Report

We have reviewed and discussed with Havertys’ management and Ernst & Young LLP (“Ernst & Young”), the independent registered public accounting firm, the consolidated financial statements set forth in Havertys’ 2006 Annual Report on Form 10-K for the year ended December 31, 2006, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. We also reviewed the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s 2006 Annual Report on Form 10-K for the year ended December 31, 2006.

We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” Statement on Auditing Standards No. 99, “Consideration of Fraud in a Financial Statement Audit” and Securities and Exchange Commission rules regarding auditor independence discussed in Final SEC Releases Nos. 33-8183 and 33-8183A.

We have received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and have discussed with Ernst & Young its independence from Havertys.

The Committee discussed with Ernst & Young the overall scope and plans for their integrated audit. We meet with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Havertys’ internal controls and the overall quality of Havertys’ financial reporting.

Based on our review and discussions with Havertys’ management and Ernst & Young, we recommended to the Board of Directors that the audited consolidated financial statements be included in Havertys’ Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the independent registered public accounting firm with respect to such financial statements.

Members of the Audit Committee

John T. Glover, Chairman
Vicki R. Palmer
Fred L. Schuermann

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Audit Fees and Related Matters

Ernst & Young served as independent auditors for Havertys for the year ended December 31, 2006. The Audit Committee has not yet selected an independent auditor for Havertys for the year ended December 31, 2007. Historically, the independent auditors are selected in May at the first meeting of the newly appointed Audit Committee. It is expected that the Audit Committee will engage an independent auditor in May 2007. No representative of Ernst & Young will be present at the Annual Meeting. Aggregate fees for professional services rendered for Havertys by Ernst & Young for the years ended December 31, 2006 and 2005, were:

	December 31, 2006	December 31, 2005

Audit	$794,210	$785,780
Audit-related	—	—
Tax	97,695	142,465
All Other	1,500	1,500
Total	$893,405	$929,745

Audit Fees. These are fees related to professional services rendered in connection with the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and Ernst & Young’s own audit of our internal control over financial reporting, the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q and accounting consultations that relate to the audited financial statements and are necessary to comply with generally accepted auditing standards.

Tax Fees. These are fees for professional services related to tax compliance services, tax planning and advice.

All Other Fees. These are fees for professional services related to Internet accounting and tax research tools.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting. Tax services comprising less than ten percent of the tax fees were approved by the Audit Committee under the pre-approval policies and procedures.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Havertys’ executive compensation philosophy is directed at attracting, retaining and motivating highly qualified executives that are dedicated to the long-term success of Havertys and to align their interests with the long-term interests of Havertys’ stockholders by providing appropriate competitive compensation and financial reward. Our compensation setting process consists of establishing targeted overall compensation for each senior executive and then allocating that compensation among base salary and incentive compensation. In support of this philosophy, the executive compensation program is designed to reward performance relevant to Havertys’ short-term and long-term success based on corporate and individual performance. At the senior-most levels, we design the incentive compensation to reward company-wide performance through tying awards primarily to earnings per share. For other executives, we design incentive compensation to reward the achievement of specific operational goals within areas under the control of the relevant employees, although company-wide performance is also a significant factor. Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

Overview of Process and Compensation Components

The compensation for our executives is broken into three components: base salary, annual cash incentive compensation and long-term equity incentives. Base salaries are set for our executive officers at the regularly scheduled meeting of the Compensation Committee held at the beginning of each year. At this meeting, the Compensation Committee also approves and adopts the management incentive plan for the new year and typically grants stock awards to all of our executive officers and certain other eligible employees.

We choose to pay each component of compensation in keeping with our compensation philosophy. The amount of each component is determined by or under the direction of the Compensation Committee and is based on the results of an independent evaluation which the Compensation Committee had conducted by the consulting firm Mercer in 2004. The peer group in that evaluation consisted of retailing, home furnishing and other companies with a specialty retail focus of comparable size and complexity to ours. Our Compensation Committee took Mercer’s recommendations into consideration when setting compensation for 2005 and as a basis for making changes to the bonus and equity components of executive compensation for 2006 and 2007.

It has been the practice of the Compensation Committee to review the history of all the components of each executive officer’s total compensation over each of the past three years and relate the compensation of the executive officers with that of the executive officers in the peer group. Typically, the chief executive officer makes recommendations to the chairman and the Compensation Committee with respect to the executive officers. Such executive officers are not present at the time of these deliberations. The Compensation Committee may accept or adjust such recommendations. The Compensation Committee reviews the performance and compensation of the chairman and chief executive officer and, following discussions with those individuals and, where it deems appropriate, outside consultants, establishes their compensation levels.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis in the form of cash incentive compensation to reward performance against specific short-term goals. We provide non-cash compensation to reward performance of general management responsibilities, difficulty of achieving desired results and contribution as a member of the executive management team. The components of our targeted compensation package for the named executive officers for 2006 ranged from 50% to 56% in salaried compensation, 30% to

33% in cash incentive compensation, and 14% to 17% in non-cash equity awards. We believe that this formula is competitive within the marketplace and appropriate to fulfill our stated policies.

Summary Compensation Table

The following tables and footnotes discuss the compensation paid or accrued for the last year to (i) our chief executive officer and chief financial officer and (ii) our three other most highly compensated executive officers (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Clarence H. Ridley, Chairman	2006	$410,000	$—	$165,346	(4)	$ 96,000	$ 118,066	$ 5,967	$795,379
Clarence H. Smith, CEO	2006	420,000	—	97,418		105,000	39,759	6,000	668,177
Dennis L. Fink EVP & CFO	2006	320,000	10,000	53,734		71,000	52,242	2,933	509,909
M. Tony Wilkerson EVP, Merchandising	2006	270,000	8,000	46,002		73,000	54,543	2,862	454,407
Rawson Haverty, Jr. SVP, Real Estate and Development	2006	215,000	7,000	39,624		79,000	34,392	5,850	380,866

(1)

These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS123(R) of awards pursuant to the 2004 Long-Term Incentive Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 12 to Havertys’ audited financial statements for the year ended December 31, 2006 included in Havertys Annual Report on Form 10-K filed with the SEC on March 13, 2007.

(2)	These amounts are the 2006 Cash Incentives discussed below in Annual Cash Incentive Compensation.

(3)

These amounts reflect Havertys’ contributions to the account of the named executive officer pursuant to the Havertys’ 401(k) plan, and $3,000 earned as Director Fees for Messrs. Ridley, Smith and Haverty (See Director’s Compensation Table).

(4)	The awards granted to Clarence Ridley must be expensed over a shorter time frame than their vesting requirements due to his age relative to normal retirement age.

(5)	There were no options granted to the named executive officers in 2006.

Base Salary for Executive Officers

The Compensation Committee reviews the base salaries for each named executive officer on a yearly basis and advises the Board as to the appropriateness and reasonableness of the salaries. Consistent with our compensation philosophy, we reviewed both internal and external factors to determine the appropriate compensation for Mr. Ridley, Mr. Smith and the other named executives. This review is based on competitive compensation data as well as a subjective evaluation of each executive’s contribution to Havertys’ performance and the executive’s level of experience and responsibilities. Adjustments are made as necessary in light of past performance and the potential for making significant contributions in the future in order to ensure compensation levels are appropriate and competitive.

We believe the base salary range for each executive position reflects a median base salary range for Havertys’ comparative peer group. The Compensation Committee has determined that the annual base salaries for 2007 will increase by 2% to 7% for each of the named executive officers. No increase was given to the four highest paid officers for 2006. For compensation purposes, the Compensation Committee performs a yearly evaluation of Messrs. Ridley’s and Smith’s performance. The other named executive officers’ performance is evaluated by Mr. Smith and discussed with the Compensation Committee.

Annual Cash Incentive Compensation

Each Havertys executive officer is eligible for an annual cash incentive award. Cash incentive awards are intended to reward key employees based on both Havertys’ performance and the individual’s performance, motivate key employees and provide competitive cash compensation opportunities to executive officers.

We believe that incentive compensation for executive officers should be directly linked to the achievement of specified financial and non-financial objectives. An executive of Havertys will earn total compensation that is competitive with the market only if Havertys achieves corporate financial performance goals and incentive compensation is paid. If goals are exceeded, incentive compensation can cause total compensation to exceed median market levels.

This performance-based structure keeps a sizeable portion of the compensation for the senior management group at risk because the value of such compensation depends largely on the degree of success in attaining both Company and individual performance objectives. Havertys’ pay for performance philosophy is intended to encourage achievement of both short-term and long-term financial and operational objectives. We have placed and will continue to place an increasing emphasis on compensation tied to the meeting of objectives which are aligned with those of the stockholders.

2006 Cash Incentives (Non-Equity Incentive Plan Compensation): The Compensation Committee approved a management incentive plan (“Incentive Plan”) to determine cash incentives for Havertys’ executive officers for 2006. The Incentive Plan provided for cash incentives based on a combination of Havertys achieving a threshold amount of earnings per share on a quarterly and annual basis and the executive officer meeting three additional performance criteria as established by the Compensation Committee for each individual. Performance goals, in addition to the earnings per share threshold, included increases in comparable store sales, improvements in gross profit margins and reductions of selling, general and administrative expenses as well as certain strategic, critical and individual initiatives. The performance goals and their respective weighting in determining bonuses varied by executive officer.

The Incentive Plan provided for the named executive officers’ (“NEO’s”) target cash incentives to range from 54% to 65% of 2006 salary. The amount of compensation to be paid to each NEO ranged from 0% to 120% of the target cash incentives based upon the extent to which the performance objectives under each of the four established criteria or goals were met. The minimum level of performance was set at 80% of each goal and if the minimum level was not met, no cash bonus relative to that goal was paid. See the columns labeled “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” of the Grants of Plan-Based Awards Table on page 19.

2007 Cash Incentives (Non-Equity Incentive Plan Compensation): The Compensation Committee has approved an Incentive Plan to determine cash incentives for Havertys’ executive officers for 2007 similar to the one used for 2006. The Incentive Plan provides for cash incentives based on a combination of Havertys achieving a threshold amount of quarterly and annual earnings per share and the executive officer meeting three additional performance criteria as established by the Compensation Committee for each individual. Performance goals, in addition to the earnings per share threshold, includes increases in comparable store sales, improvements in gross profit margins and reductions of selling, general and administrative expenses. Performance goals and their respective weighting in determining bonuses vary by executive officer.

The Incentive Plan provides for the named executive officers’ target bonuses to be 65% of 2007 salary. The amount of bonuses to be paid to each executive officer will range from 0% to 110% of the target bonus based upon the extent to which the performance objectives under each of the four established criteria or goals are met. The minimum level of performance is set at 90% of each goal and if the minimum level is not met, no cash bonus relative to that goal will be paid.

Bonuses: In its discretion, the Compensation Committee awarded cash bonuses for 2006 based on subjective criteria and performance against individual objectives for the year which ranged from 0% to 3% of salary.

Equity Incentives

Prior to 2005, the primary form of equity compensation that we awarded consisted of incentive and non-qualified stock options. We selected this form because of the favorable accounting and tax treatments. However, beginning in 2006 the accounting treatment changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. As a result, in 2004 we assessed the desirability of granting shares of restricted stock to employees, particularly to members of senior management, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

Our practice is to determine the dollar amount of equity compensation that we want to provide and to then grant a number of shares of restricted stock that have a fair market value comparable to that amount on the date of grant. We determine the fair market value based upon the closing price of our stock on the day of determination. With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the Compensation Committee each year following the availability of the financial results for the prior year. Grants were made on February 23, 2006, for the 2005 year, and on February 1, 2007, for the 2006 fiscal year. This timing was selected because it enables us to consider prior year performance by Havertys and the potential recipients and our expectations for the current year. The awards also are made as early as practicable in the year in order to maximize the time-period for the incentives associated with the awards. The Compensation Committee’s schedule is determined in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. The Compensation Committee grants restricted stock to individuals that are not members of Havertys’ Management Committee, generally based upon the recommendation of the chief executive officer, and has delegated stock award granting authority for a small, specific number of shares to the chief executive officer to be made during the ensuing year.

Restricted stock awards are made based on company and individual performance and are “time based.” Accordingly, the number of shares awarded to individuals will vary from year to year. The shares generally vest in equal annual increments over four years.

In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested. It is our belief that competitors who might try to hire away our employees would not make a higher offer because of equity ownership in Havertys and, accordingly, to remain competitive we do not adjust for that factor either. However, we recognize that our chairman and chief executive officer’s equity ownership in Havertys is so substantial that it would make it difficult for a competitor to recruit them. As a result, we subjectively considered their equity ownership in our establishment of their overall targeted compensation as discussed above.

Grants of Plan Based Awards Table

The following table sets forth certain information with respect to the restricted stock awards granted and the estimated payouts which were possible under our non-equity incentive plan granted during the year ended December 31, 2006 to each of our named executive officers. The actual payouts are shown in the Summary Compensation Table. There were no awards granted under equity incentive plans or option awards in 2006.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock (#)
		Threshold	Target	Maximum
Clarence H. Ridley	02/23/06	$ 48,800	$ 220,000	$ 264,000	7,000
Clarence H. Smith	02/23/06	59,400	240,000	288,000	8,000
Dennis L. Fink	02/23/06	62,500	200,000	240,000	6,000
M. Tony Wilkerson	02/23/06	65,600	160,000	192,000	6,000
Rawson Haverty, Jr.	02/23/06	57,400	140,000	168,000	5,000

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at December 31, 2006. All of the option awards are exercisable and no awards have been made under an equity incentive plan. The market value of shares of stock that have not vested is based on the closing market price of $14.80 at December 31, 2006.

		Option Awards			Stock Awards
Name	Date Awarded	Number of Securities Underlying Exercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock that Have Not Vested ($)

Clarence H. Ridley	10/29/99	6,000	$13.7500	10/29/09
	10/31/00	6,000	$11.2500	10/31/10
	01/18/01	25,000	$10.8125	01/18/11
	12/20/01	50,000	$15.9400	12/20/11
	12/19/02	22,000	$12.9000	12/19/12
	12/09/03	25,000	$20.3000	12/09/10
	12/20/04				11,250	$166,500
	02/23/06				7,000	$103,600

Clarence H. Smith	12/16/98	6,000	$10.1250	12/16/08
	10/21/99	25,000	$13.8750	10/21/09
	10/26/00	12,284	$11.6250	10/26/10
	12/20/01	30,000	$15.9400	12/20/11
	12/19/02	22,000	$12.9000	12/19/12
	12/09/03	25,000	$20.3000	12/09/10
	12/20/04				15,000	$222,000
	02/23/06				8,000	$118,400

		Option Awards			Stock Awards
Name	Date Awarded	Number of Securities Underlying Exercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock that Have Not Vested ($)

Dennis L. Fink	12/16/98	20,000	$10.1250	12/16/08
	10/21/99	25,000	$13.8750	10/21/09
	10/26/00	20,000	$11.6250	10/26/10
	12/20/01	25,000	$15.9400	12/20/11
	12/19/02	18,000	$12.9000	12/19/12
	12/09/03	20,000	$20.3000	12/09/10
	12/20/04				7,500	$111,000
	02/23/06				6,000	$88,800

M. Tony Wilkerson	10/21/99	20,000	$13.8750	10/21/09
	10/26/00	10,732	$11.6250	10/26/10
	12/20/01	20,000	$15.9400	12/20/11
	12/19/02	14,000	$12.9000	12/19/12
	12/09/03	15,000	$20.3000	12/09/10
	12/20/04				6,000	$88,800
	02/23/06				6,000	$88,800

Rawson Haverty, Jr.	12/16/98	16,000	$10.1250	12/16/08
	10/21/99	20,000	$13.8750	10/21/09
	10/26/00	16,000	$11.6250	10/26/10
	12/20/01	17,000	$15.9400	12/20/11
	12/19/02	13,000	$12.9000	12/19/12
	12/09/03	15,000	$20.3000	12/09/10
	12/20/04				5,250	$77,700
	02/23/06				5,000	$74,000

Stock Vested Table

The following table includes certain information with respect to the vesting of stock awards of the named executive officers for the year ended December 31, 2006. There were no options exercised by the named executive officers during 2006. The value realized on vesting is determined by the closing market value on the vesting date multiplied by the number of shares vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Clarence H. Ridley	3,750	$57,038
Clarence H. Smith	5,000	$76,050
Dennis L. Fink	2,500	$38,025
M. Tony Wilkerson	2,000	$30,420
Rawson Haverty Jr.	1,750	$26,617

Pension Benefits and Retirement Plans

Pension Plan

Until December 31, 2005, Havertys maintained the Haverty Furniture Companies, Inc. Retirement Plan (“Retirement Plan”), a traditional defined benefit pension plan. Subsequent to that time no new participants were added to the plan. On November 10, 2006, the plan for existing participants was frozen as of December 31, 2006. For its 401(k) plan, Havertys will increase its matching contribution effective January 1, 2007, from 50% of the first 2% of eligible pay and 25% of the next 4% contributed by participants, to 100% of the first 1% of eligible pay and 50% of the next 5% contributed by participants. This represents an increase in the maximum match from 2% to 3.5% of eligible pay.

Supplemental Retirement Plan

The Company has the Haverty Furniture Companies, Inc. Supplemental Retirement Plan (the “SERP”) for the benefit of those employees whose retirement benefits would otherwise be reduced by the limitation imposed by federal pension law and I.R.S. regulations on the amount of compensation that may be taken into account in computing benefits under a defined benefit retirement plan. Effective December 1, 2006, the SERP was amended such that any future changes to the Retirement Plan would not affect the calculation of the SERP benefit, and that the benefit accrued as of December 1, 2006 would not be reduced. The maximum annual benefit – when combining the SERP benefit, the calculated Retirement Plan Benefit, and Social Security - will continue to be $125,000.

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and the Supplemental Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in Havertys’ financial statements and included in Note 11 to Havertys’ audited financial statements for the year ended December 31, 2006.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Clarence H. Ridley	Retirement Plan	6.00	$ 127,211
	SERP	6.00	262,532

Clarence H. Smith	Retirement Plan	33.25	383,157
	SERP	33.25	217,067

Dennis L. Fink	Retirement Plan	14.00	151,342
	SERP	14.00	271,589

M. Tony Wilkerson	Retirement Plan	31.00	497,990
	SERP	31.00	321,385

Rawson Haverty, Jr.	Retirement Plan	23.00	191,863
	SERP	23.00	171,563

Non-Qualified Deferred Compensation

The amounts in the following table relate to the Company’s mutual fund option plan. On January 15, 1999, the Board of Directors adopted the Havertys Top Hat Mutual Fund Option Plan (“Top Hat Plan”). The Top Hat Plan covers certain executives and employees as designated by the Compensation Committee and is designed to accumulate retirement funds for selected employees, including the executive officers. The Top Hat Plan allowed participants to defer up to 100% of their cash incentive compensation in exchange for an option to buy selected mutual funds at a discount equal to the bonus he or she would have otherwise received. Deferrals under the Top Hat Plan were suspended in 2005. The Top Hat Plan is administered by Havertys.

Name	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)

Clarence H. Ridley	$—	$—
Clarence H. Smith	61,049	504,672
Dennis L. Fink	18,657	190,424
M. Tony Wilkerson	8,122	48,595
Rawson Haverty Jr.	52,311	515,059

Change in Control Benefits

Our senior management and other employees have built Havertys into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. The Board of Directors has approved agreements (each an “Agreement”) between Havertys and each of the executive officers named in the Summary Compensation Table and certain other officers. These Agreements provide for certain cash payments and continuation of benefits upon termination of the executive’s employment in the event of a change of control or potential change in control as defined in the Agreement.

The Agreements, entered into with Messrs. Ridley, Smith, Fink and Wilkerson provide that unless the termination of the executive is for cause, or by the executive without “Good Reason” as defined in the Agreement, or if termination occurs prior to a change in control but following a potential change in control that would result in a change in control, the executive would be paid: (i) a lump severance payment in cash equal to the higher of the sum of two times the executive’s base salary or two times the average executive’s annual base salary for the three years immediately prior to the event upon which the notice of termination is based; (ii) the higher of two times the amount paid to the executive as annual discretionary bonus or two times the average amount paid in the three years preceding that in which the date of termination occurs; and (iii) an amount of any annual discretionary bonus which has been allocated or awarded to the executive and has not yet been paid and a pro rata portion for the fiscal year in which the termination occurs.

Under the terms of the Agreement, if a change in control occurs, Havertys will, at the election of the executive, repurchase all options held by the executive for a lump sum amount in cash equal to the product of the spread (as defined in the Agreement) times the number of shares covered by each option. Havertys will also arrange to provide life, disability, accident and health insurance benefits similar to those which the executive was receiving immediately prior to the notice of termination for a period of 24 months after the date of termination.

The Agreement with Mr. Haverty is on identical terms as described above, except that the severance payments would be a lump severance payment based on one year’s base salary and bonus and 12 months of post-termination insurance benefits.

Because of the so-called “parachute” tax imposed by Internal Revenue Code Section 280G, the Agreements include a “cap.” Under this provision, all parachute payments payable to the executives would be reduced so that no excise tax would be imposed on any of the payments and benefits and thus the total amount of payments would never exceed three times his or her “base amount” as defined by the Code.

Based upon a hypothetical termination date of December 31, 2006, and election to repurchase all options and unvested restricted stock awards (at an assumed purchase price of $17.50), the change in control benefits for our NEOs, assuming the provisions of the Agreements deem payments should be made, would have been as follows:

Name	Salary times Multiple	Bonus times Multiple	Purchase of Options	Healthcare and other benefits	Total
Clarence H. Ridley	$820,000	$217,333	$725,763	$14,462	$1,777,558
Clarence H. Smith	840,000	230,000	757,544	14,339	1,841,883
Dennis L. Fink	640,000	194,000	713,675	14,196	1,561,871
M. Tony Wilkerson	540,000	190,667	441,151	13,958	1,185,776
Rawson Haverty, Jr.	215,000	92,000	550,195	9,494	866,689

Perquisites and Other Benefits

Perquisites for our executives are very limited and consist only of payment for annual executive physical examinations. Havertys’ executives also participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance and discounts on Havertys products. Havertys’ executive officers do not have personal access to aircraft, automobiles, club memberships or any cash allowances for such benefits.

Section 162(m)

In making our decisions about compensation for Messrs. Ridley and Smith and other named executive officers, we consider Section 162(m) of the Internal Revenue Code, which limits to $1 million per year the compensation expense deduction Havertys may take for compensation paid to a person who is “highly compensated” for purposes of the Internal Revenue Code, unless the compensation is “performance-based.” It is generally the policy of Havertys that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m). We believe that annual bonuses, restricted stock and stock options currently qualify as performance-based.

We also believe, however, that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and therefore reserve the right, in appropriate circumstances, to pay amounts in addition to base salary that might not be deductible. The Compensation Committee’s purpose in doing so is to ensure that Havertys retains its best executives and remains competitive in the market for executive talent.

If non-performance-based compensation in excess of $1 million should become payable to a person who is “highly compensated” for this purpose, we may consider requiring possible deferral of receipt of any potential amounts earned in excess of the cap to a tax year following the year in which the individual might leave the employment of Havertys.

Compensation Committee Report

The Compensation Committee oversees the compensation program of Havertys on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of Havertys the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Havertys’ definitive proxy statement on Schedule 14A for its 2007 annual meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, each as filed with the SEC.

Members of the Executive Compensation and Employee Benefits Committee

Mylle H. Mangum, Chairman
L. Phillip Humann
Terence F. McGuirk

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

OTHER INFORMATION

Information Regarding Beneficial Ownership of Directors and Management

The following table sets forth information regarding beneficial ownership of Common Stock and/or Class A Common Stock by each director, each individual in the Summary Compensation Table, and by our directors and executive officers as a group, all as of February 28, 2007.

	Common Stock				Class A Common Stock
	Shares Beneficially Owned (excluding options(1))		Acquirable within 60 days(2)	Percent of Class	Shares Beneficially Owned		Percent of Class
Nominees for Holders of Class A Common Stock
Clarence H. Ridley	23,037	(3)	134,000	*	447,197	(4)	10.66%
John T. Glover	34,679		30,000	*	—		—
Rawson Haverty, Jr.	17,497	(5)	97,000	*	1,199,343	(6)	28.59%
L. Phillip Humann	74,937		30,000	*	—		—
Mylle H. Mangum	11,634		30,000	*	—		—
Frank S. McGaughey, III	28,923	(7)	30,000	*	—	(8)	—
Clarence H. Smith	76,548	(9)	120,284	1.06%	581,058	(10)	13.85%
Al Trujillo	9,392		6,000	*	—		—

Nominees for Holders of Common Stock
Terence F. McGuirk	8,957		12,000	*	—		—
Vicki R. Palmer	9,468		12,000	*	—		—
Fred L. Schuermann	5,182		6,000	*	—		—

Named Executive Officers
Dennis L. Fink	120,929		128,000	1.35%	—		—
M. Tony Wilkerson	119,928		79,732	1.08%	630	(11)	*

Executive Officers and Directors as a group (20)	649,433		988,249	8.86%	2,228,228		53.12%

*Less than 1% of outstanding shares of class.

(1)

This column also includes shares beneficially owned under the Director’s Deferred Compensation Plan for the following individuals: Mr. Ridley – 7,941; Mr. Humann –20,337; Ms. Mangum – 7,680, Mr. Schuermann –5,182; Mr. Smith – 2,991; and Mr. Trujillo – 5,210.

(2)	Represents stock options which the directors and officers have the right to acquire.
(3)	Of this amount, Mr. Ridley has shared voting and investment power over 1,860 shares.
(4)	Of this amount, Mr. Ridley has shared voting and investment power over 1,860 shares. This amount also includes 49,260 shares with respect to which Mr. Ridley had sole voting power.
(5)	Of this amount, Mr. Haverty has shared investment power over 7,000 shares. This amount includes 8,100 shares, with respect to which Mr. Haverty has sole voting power pursuant to revocable proxies.
(6)

Of this amount, Mr. Rawson Haverty, Jr. has shared investment power over 852,235 shares. This amount includes 1,025,519 shares, with respect to which Mr. Haverty has sole voting power pursuant to revocable proxies granted to him by Mrs. Margaret M. Haverty, the Estate of Rawson Haverty, Sr., and the Mary E. Haverty Foundation. These proxies will continue in effect until revoked by the grantors which may be done at any time.

(7)	Mr. McGaughey’s beneficial ownership excludes 10,000 shares owned by his wife. Mr. McGaughey disclaims any beneficial ownership in those shares.
(8)

According to a Schedule 13G filed on April 27, 2004, 408,510 shares were reported to be held as of April 22, 2004 by Mr. McGaughey and Ridge Partners, L.P. Mr. McGaughey is the general partner of Ridge Partners L.P. and disclaims beneficial ownership of the 408,510 shares beneficially owned by Ridge Partners L.P., except to the extent of his partnership interest.

(9)	Of this amount, Mr. Smith has shared voting and investment power over 13,400 shares.
(10)

Of this amount, Mr. Smith has shared voting and investment power over 1,950 shares. This amount includes 503,978 shares, with respect to which Mr. Smith has sole voting power pursuant to revocable proxies granted to him by Mrs. Betty H. Smith and Mr. Alex W. Smith. These proxies will continue in effect until revoked by the grantors which may be done at any time.

(11)	Of this amount Mr. Wilkerson has shared voting and investment power over 240 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and beneficial owners of more than 10% of a registered class of Havertys’ equity securities to file reports of ownership and reports of changes in ownership with the SEC. Directors, officers and beneficial owners of more than 10% of Havertys’ equity securities are also required by the SEC regulations to furnish us with copies of all such reports that they file. Based on our review of copies of such forms and amendments provided to us, we believe that all filing requirements were timely complied with during the fiscal year ended December 31, 2006.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of February 28, 2007 regarding beneficial ownership of Common Stock and/or Class A Common Stock by persons known by Havertys to own beneficially more than 5% of its outstanding shares of Common and/or Class A Common.

	Common Stock			Class A Common Stock
	Shares Beneficially Owned		Percent of Class	Shares Beneficially Owned		Percent of Class
AXA 25, avenue Matignon 75008 Paris, France	1,008,969	(1)	5.46%	—		—
Barclays Global Investors, NA 45 Fremont Street – 17th Floor San Francisco, California 94105	1,252,832	(2)	6.77%	—		—
Donald Smith & Co., Inc. 152 West 57th Street New York, NY 10019	1,362,382	(3)	7.37%	—		—
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,516,096	(4)	8.20%	—		—
Putnam, LLC d/b/a Putnam Investments One Post Office Square Boston, Massachusetts 02109	1,639,405	(5)	8.86%	—		—
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	2,210,950	(6)	11.96%	—		—
Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017	2,487,521	(7)	13.45%	—		—
Rawson Haverty, Jr. 780 Johnson Ferry Road, Suite 800 Atlanta, Georgia 30342	*		*	1,199,343	(8)	28.59%
Clarence H. Smith 780 Johnson Ferry Road, Suite 800 Atlanta, Georgia 30342	*		*	581,058	(9)	13.85%
Clarence H. Ridley 780 Johnson Ferry Road, Suite 800 Atlanta, Georgia 30342	*		*	447,197	(10)	10.66%
Mrs. Betty Haverty Smith 2771 Peachtree Road, NE Atlanta, Georgia 30305	*		*	414,806	(11)	9.89%
Frank S. McGaughey, III and Ridge Partners, L.P. 3180 Lemons Ridge Atlanta, GA 30339	*		*	408,510	(12)	9.74%
Bank of America Corporation NationsBank Corporate Center 100 N. Tryon Street Charlotte, North Carolina 28255	*		*	322,136	(13)	7.68%
Ben M. Haverty 3741 Dumbarton Road NW Atlanta, GA 30327	*		*	228,032	(14)	5.44%

*Less than 5% of outstanding shares of class.

(1)

According to a Schedule 13G filed on February 13, 2007, AXA Financial, Inc. (AXF”), is a wholly owned subsidiary of AXA, a French holding company, which is controlled by three French mutual insurance companies, the Mutuelles AXA, as a group. AXA Rosenberg Investment Management LLC, an affiliate of AXF has sole voting power over 500,230 shares and sole dispositive power over 989,939 shares of common stock. Alliance Bernstein L.P. (“Alliance Bernstein”) a subsidiary of AXF has sole voting power over 530 shares and sole dispositive power over 19,030 shares. Alliance Bernstein’s shares are held by unaffiliated third-party client accounts and managed by Alliance Bernstein, as investment advisor.

(2)	According to a Schedule 13G filed on January 23, 2007, Barclays Global Investors, N.A. holds sole voting power over 1,169,484 shares and sole dispositive power over 1,252,832 shares of common stock.

(3)

According to a Schedule 13G filed on February 13, 2007, Donald Smith & Co., Inc. holds sole voting power over 1,147,682 shares and sole dispositive power over 1,362,382 shares of common stock. All shares are owned by advisory clients of Donald Smith & Co., Inc., no one of which, to the knowledge of Donald Smith & Co., Inc. owns more than 5% of the class.

(4)

According to a Schedule 13G filed on February 9, 2007, Dimensional Fund Advisors LP holds sole voting and dispositive power over 1,516,096 shares of common stock. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). Dimensional possesses investment and/or voting power over the securities. The securities are owned by the Funds and Dimensional disclaims beneficial ownership of these securities.

(5)

According to a Schedule 13G filed on February 13, 2007, Putnam, LLC had shared voting power over 277,790 shares of common stock and shared dispositive power over 1,639,405 shares of common stock. These securities are owned by subsidiaries which are registered investment advisors, which in turn include securities beneficially owned by clients of such investment advisors.

(6)

According to a Schedule 13G filed on February 13, 2007, T. Rowe Price Associates holds sole voting power over 1,046,400 shares of common stock and sole dispositive power over 2,210,950 shares of common stock. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. which owns 1,082,400 shares, representing 5.8% of the shares outstanding, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	According to a Schedule 13G filed on February 14, 2007, Third Avenue Management LLC holds sole voting and dispositive power over 2,487,521 shares of common stock.

(8)

Of this amount, Mr. Rawson Haverty, Jr. has shared investment power over 852,235 shares. This amount includes 1,025,519 shares, with respect to which Mr. Haverty has sole voting power pursuant to revocable proxies granted to him by Mrs. Margaret M. Haverty, the Estate of Rawson Haverty, Sr., and the Mary E. Haverty Foundation. These proxies will continue in effect until revoked by the grantors which may be done at any time.

(9)

Of this amount, Mr. Smith has shared voting and investment power over 1,950 shares. This amount includes 503,978 shares, with respect to which Mr. Smith has sole voting power pursuant to revocable proxies granted to him by Mrs. Betty H. Smith and Mr. Alex W. Smith. These proxies will continue in effect until revoked by the grantors which may be done at any time.

(10)	Of this amount, Mr. Ridley has shared voting and investment power over 1,860 shares. This amount also includes 49,260 shares with respect to which Mr. Ridley has sole voting power.

(11)	Mrs. Smith’s beneficial ownership excludes 89,172 shares held by her husband with respect to which Mrs. Smith disclaims any beneficial ownership.

(12)

According to a Schedule 13G filed on April 24, 2004, these shares were reported to be held by Frank S. McGaughey, III and Ridge Partners, L.P. Mr. McGaughey is the general partner of Ridge Partners and disclaims beneficial ownership of the shares beneficially owned by Ridge Partners, except to the extent of his partnership interest.

(13)	According to a Schedule 13G filed on February 8, 2007, Bank of America Corporation had shared voting power over 322,136 shares and shared dispositive power over 111,132 shares.

(14)	Of this amount, Mr. Ben Haverty has shared voting and investment power over 47,200 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning equity compensation plans as of December 31, 2006, that have been approved by stockholders. All of Havertys’ equity compensation plans have been approved by stockholders. The table includes (a) the number of securities to be issued upon exercise of options, warrants and rights outstanding under the equity compensation plans, (b) the weighted-average exercise price of all outstanding options, warrants and rights and (c) additional shares available for future grants under all of Havertys’ equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(2) (c)

Equity compensation plans approved by stockholders	2,091,422	$ 15.07	976,447
Equity compensation plans not approved by stockholders	—	—	—
Total	2,091,422	$ 15.07	976,447

(1)	Shares issuable pursuant to outstanding options under our 1998 Stock Option Plan.

(2)

The number of shares available for issuance at December 31, 2006 under each equity plan is as follows: (i) 164,225 shares which may be granted as options under the 1998 Stock Option Plan and (ii) 812,222 shares which may be awarded under the 2004 Long-Term Incentive Plan.

Stockholder Approved Plans

1998 Stock Option Plan.     This plan provides for the grant to officers, directors and key employees of Havertys stock options in order to encourage and enable eligible directors, officers and key employees of Havertys to acquire proprietary interests in Havertys through the ownership of Havertys Common Stock. The Executive Compensation Committee designates which employees are eligible to participate, the amount of grant and the terms and conditions (not otherwise specified in the plan) of such grant.

2004 Long-Term Incentive Plan. This plan provides for the grant to officers, directors and key employees of Havertys stock options, stock appreciation rights, restricted stock, restricted stock units, deferred shares, deferred stock units or performance awards. The Executive Compensation Committee designates which employees are eligible to participate, the amount of grant and the terms and conditions (not otherwise specified in the plan) of such grant. If a change in control of Havertys occurs then, at the Executive Compensation Committee’s discretion, any award may provide for the immediate vesting or lapse of all restrictions.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

Havertys’ Annual Report to Stockholders for the year ended December 31, 2006, which includes certain financial information about Havertys, is being mailed to stockholders together with this Proxy Statement. Additional copies of the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission (exclusive of documents incorporated by reference), are available without charge to stockholders upon written request to Stockholder Relations, Haverty Furniture Companies, Inc. 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342 or by calling 404-443-2900. These documents, our governance documents, including all committee charters and other information may also be accessed from our website at www.havertys.com.

OTHER MATTERS

As of the date of this Proxy Statement, we do not know of any matters, other than those stated above, that may come before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the Board of Directors

Jenny Hill Parker

Vice President, Secretary and Treasurer

April 5, 2007

Atlanta, Georgia

780 Johnson Ferry Road Suite 800 Atlanta, GA 30342

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCK HOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Haverty Furniture Companies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Haverty Furniture

Companies, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HAVERTY FURNITURE COMPANIES, INC.
The Board of Directors recommends a vote FOR its nominees.

Election of Directors	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1&2. Election of Directors

Holders of Class A Common Stock

01) Clarence H. Ridley       05) Mylle H. Mangum

02) John T. Glover             06) Frank S. McGaughey, III

03) Rawson Haverty, Jr.    07) Clarence H. Smith

04) L. Phillip Humann        08) Al Trujillo

Holders of Common Stock 09) Terence F. McGuirk 11) Fred L. Schuermann 10) Vicki R. Palmer

Please date and sign exactly as name(s) appear(s) above. When signing as an attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

For comments, please check this box and write them on the back where indicated. ☐

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

P R O X Y	HAVERTY FURNITURE COMPANIES, INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 11, 2007

By signing this proxy you appoint Jenny Hill Parker and Dennis L. Fink, or either of them, proxies with full power of substitution to represent and vote all the shares you are entitled to vote as directed on the reverse side of this card on the specified proposal and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments. The Annual Meeting will be held on May 11, 2007, at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland, at 10:00 A.M.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Comments:

(if you noted any comments above, please mark corresponding box on other side.)

SEE REVERSE SIDE

2